EXHIBIT 10.2

Chart Industries, Inc. Corporate Headquarters

February 24, 2003	5885 Landerbrook Drive Cleveland, OH 44124 Phone: 440 753 1490 Fax: 440 753 1491 Administrative Office Fax: 440 442 5253 www.chart-ind com

Mr. Charles R. Lovett

Chart Industries, Inc.

3505 County Road 42 West

Burnsville, MN 55306

Re: Chart’s Enhanced Severance Benefit Plan

Dear Chip:

On behalf of Chart, I am pleased to inform you that you are now a participant in Chart’s Enhanced Severance Benefit Plan (the “Enhanced Severance Plan”). In light of the turbulent markets, restructuring activities and other volatile business conditions that continue to confront the company, Chart recognizes the critical importance of retaining its key employees who are vital to Chart’s future success. Thus, the Compensation Committee of Chart’s Board of Directors has approved the Enhanced Severance Plan for certain key employees to augment their severance benefits beyond those available under Chart’s regular severance benefit program. This letter sets forth the terms of the Enhanced Severance Plan and Chart’s commitment to you as a participant in the same.

1.	Continuation Period and Enhanced Severance Benefits.

Under the Enhanced Severance Plan, you are now entitled to enhanced severance benefits for a total of 12 months after termination of your employment (the “Continuation Period”) on the terms described in this letter (the “Enhanced Severance Benefits”).

2.	Coverage Period and Participation Terms.

A.	General Terms of Enhanced Severance Plan.

You will be entitled to receive the Enhanced Severance Benefits described in Section 3 below for the duration of the Continuation Period if Chart terminates your employment “Without Good Cause” (as defined below) during the period of time commencing on February 6, 2003 and ending at midnight on June 30, 2004 (the “Coverage Period”). If your employment is terminated following the expiration of the Coverage Period, you will be entitled only to Chart’s then-existing regular severance benefits. Chart’s Board of Directors may extend the Coverage Period in its sole discretion. You should note that this Enhanced Severance Plan is not a guarantee of employment, and Chart may terminate your employment at any time as long as Chart provides any severance benefits to which are entitled under this Enhanced Severance Plan or any agreement or other arrangement applicable to you.

B.	Definitions and Related Matters.

“Without Good Cause” means a termination of your employment by Chart for any reason other than 1) for Good Cause (as defined below), 2) as a result of your Disability (as defined below) or 3) as a result of your death. Any voluntary termination of your employment by you for any reason shall not be considered a termination of your employment Without Good Cause. This Enhanced Severance Plan does not provide severance benefits if (a) your employment is terminated as a result of your death, Disability or your voluntary termination or (b) your employment is terminated for Good Cause.

“Good Cause” means any one of the following events has occurred and has not been cured by you within 60 calendar days after the individual to whom you report has given you written notice thereof: 1) You have been indicted by a state or federal grand jury of committing a felony; 2) you have committed an act or acts of personal dishonesty intended to result in your substantial personal enrichment at the expense of Chart or its subsidiaries; or 3) you grossly neglected your duties, which neglect had a significant adverse affect on Chart or its business. Any termination by Chart of your employment for Good Cause will be communicated by a written notice to you, which will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment for Good Cause and specify the effective date of the termination of your employment (which will not be earlier than the date on which the notice is given).

“Disability” means your inability for a continuous period of six months to perform the essential functions of your position on an active full-time basis with or without reasonable accommodations by reason of a disability condition. A certificate from a physician acceptable to both Chart and you to the effect that you are or have been disabled and incapable of performing the essential functions of your position with or without reasonable accommodations for Chart as previously performed shall be conclusive of the fact that you are incapable of performing such services and are, or have been, disabled for the purposes of this Enhanced Severance Plan. By participating in this plan, you acknowledge and agree that the essential functions of your position are unique and critical to Chart and that a disability condition that causes you to be unable to perform the essential functions of your position under the circumstances described above will constitute an undue hardship on Chart.

3.	Enhanced Severance Benefits.

The Enhanced Severance Benefits provided for under this Enhanced Severance Plan are intended to augment (but not duplicate) Chart’s regular severance benefit plan. The Enhanced Severance Benefits entitle you to the following:

A)	Continued payment during the Continuation Period of your base salary at the higher of

1) the rate in effect immediately before the date of termination of your employment or

2) the rate in effect on February 6, 2003;

B)	Continued participation during the Continuation Period in Chart’s medical, dental and vision insurance coverage available to its employees generally as if you were still employed

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by Chart, to the extent and at the level of your participation in that coverage immediately prior to the date of termination of your employment (which shall offer an aggregate level of benefits not less than the level of comparable benefits you received on February 6, 2003), subject to your fulfillment of your contribution requirements under that coverage. If, however, your continued participation in any such insurance coverage after the date of termination of your employment is not possible under the terms governing such coverage, Chart may satisfy its obligation to provide such coverage by providing to you during the Continuation Period alternative coverage on the terms set forth in the preceding sentence; and

C)	Payment of any unpaid cash bonus previously determined and declared under the terms of a Chart incentive plan for a period ending before the date of termination of your employment. For this purpose, any amounts of compensation deferred by you under a Chart deferral plan shall be deemed to have been paid on the date of deferral.

All such Enhanced Severance Benefits will continue to be paid and administered in accordance with Chart’s normal payroll practices and cycles. If you should die while receiving Enhanced Severance Benefits during the Continuation Period, your Enhanced Severance Benefits nevertheless shall continue until the expiration of the Continuation Period and your Enhanced Severance Benefits shall be paid and provided to your listed beneficiaries as of the date of your death.

4.	No Duplication of Other Benefits.

If A) you are a party to either or both of an employment agreement (which includes any letter agreement regarding your employment with Chart) or severance agreement with Chart (singularly or collectively, the “Prior Agreement”), and B) your employment with Chart is terminated under circumstances giving rise to a right on your part to receive continuing compensation, separation pay, or other severance benefits under the Prior Agreement and under this Enhanced Severance Plan, you shall have the right to elect to have either the Prior Agreement (if and only to the extent the Prior Agreement is applicable) or this Enhanced Severance Plan (if and only to the extent it is applicable), but not both, apply to the termination. If this Section 4 applies, then: 1) Chart shall not make any payments arising out of the termination of your employment, either under the Prior Agreement or under this Enhanced Severance Plan, until after you have delivered to Chart a signed notice of election to receive payments under the Prior Agreement or under this Enhanced Severance Plan, and 2) if you elect to receive payments under the Prior Agreement, the provisions of this Enhanced Severance Plan shall not be applicable.

If you receive any payments under this Enhanced Severance Plan as a result of the termination of your employment during the Coverage Period, those payments shall be in lieu of any and all other claims or rights that you may have for severance, separation, and/or salary continuation pay (including claims or rights under any other severance plan maintained by Chart or its affiliates) upon termination of your employment. In no case will you be entitled to any benefits under this Enhanced Severance Plan in duplication of benefits under any such other severance, separation, and/or salary continuation

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arrangement. Chart may require you to acknowledge and agree to the conditions of this Section 4 as a condition to your receipt of any payments or benefits under the Enhanced Severance Plan.

In closing, I wish to remind you that the Enhanced Severance Plan is being offered to a select number of key employees. As such, you are requested to keep the terms and conditions of the plan confidential and not to discuss the Enhanced Severance Plan with anyone other than those that have legitimate reason to know. Of course if you have any questions, please contact Mark Ludwig, Chart’s Director of Human Resources.

Sincerely,

/s/ ARTHUR S. HOLMES
Arthur S. Holmes Chairman and CEO

cc: M. Ludwig

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